EXHIBIT 99.1

Item 6. SELECTED FINANCIAL DATA

We have derived the following historical information from our audited financial statements for 1999 through 2003. The information is only a summary and should be read in conjunction with Management’s Discussion and Analysis in Item 7 and the historical financial statements and related notes in Item 8.

	Fiscal Years Ended or as of December 31,
	2003	2002	2001	2000	1999
	(dollars in millions, except per share amounts)

Results of Operations (1) (2):
Total revenue	$4,095	$4,080	$3,987	$3,966	$2,325
Total operating income	407	517	489	683	341
Income from continuing operations before cumulative effect of accounting change (3) (4)	34	140	51	167	113
Net income (loss)	46	(824)	(24)	143	136
Income from continuing operations before cumulative effect of accounting change per share
Basic	$0.11	$0.46	$0.17	$0.55	$0.37
Diluted	$0.11	$0.46	$0.17	$0.54	$0.37
Net income (loss) per share
Basic	$0.15	$(2.74)	$(0.08)	$0.48	$0.45
Diluted	$0.15	$(2.71)	$(0.08)	$0.46	$0.44

Balance Sheet:
Total assets	$9,506	$9,679	$10,820	$11,008	$11,151
Total debt	4,619	4,910	5,308	5,398	5,624
Total stockholders’ equity	3,058	2,957	3,767	3,784	3,740

(1)                                  On December 24, 2003, we announced that we had entered into a definitive agreement to sell the Las Vegas Hilton. On September 27, 2004 we entered into an agreement to sell certain assets and liabilities of the Atlantic City Hilton and Bally’s Tunica.  The results of the three properties have been reclassified to Discontinued Operations on the statement of operations and their assets and liabilities have been reclassified to Assets Held for Sale and Liabilities Related to Assets Held for Sale.  Prior years have been reclassified to conform to the new presentation.  This reclassification had no impact on previously reported net income (loss).

(2)                                  Beginning in 2000, operating results include the acquisition of Caesars World, Inc. which was completed in December 1999.

(3)                                  Excludes charges for the cumulative effect of an accounting changes of $979 million related to goodwill in 2002 and $2 million related to pre-opening expense in 1999. In accordance with the adoption of SFAS No. 142, on January 1, 2002, the Company no longer amortizes goodwill.

(4)                                  Includes the following:

•                  For 2003, a $38 million goodwill impairment charge at our Caesars Tahoe property, and an $89 million asset impairment charge at our Flamingo Laughlin property.

•                  For 2002, a $7.5 million charge related to the cancellation of an energy contract, $2.5 million in damage costs caused by tropical storms to our Gulf Coast properties, a $9 million charge related to settling employment agreements with a former CEO, a $43 million charge for the buy-out, settlement of all litigation, and revaluation of the Bally’s Casino New Orleans, and a $4 million charge related to the settlement of litigation involving the failed agreement (signed in 2000) to sell the Las Vegas Hilton. Offsetting these charges in 2002 was a $44 million gain related to the sale of our interest in Jupiters Limited

•                  For 2001, a $19 million impairment charge related to the sale of the Flamingo Reno property and $32 million investment loss primarily related to our investment in Aladdin Gaming Holdings, LLC senior discount notes. In addition, earnings declined significantly, especially in the Las Vegas market due to the impact of travel and leisure spending resulting from the September 11, 2001 terrorist attacks.

Item 7.           MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

We are one of the largest casino/hotel operators in the United States. We have a significant presence in Nevada, New Jersey and Mississippi, the three largest state gaming markets in the United States.  Our properties operate under the Caesars, Bally’s, Flamingo, Grand Casinos, Hilton and Paris brand names. In order to better leverage what we believe is the best known brand name in gaming and to better position our Company throughout our existing markets and future development opportunities, we changed our name from Park Place Entertainment Corporation to Caesars Entertainment, Inc. in January 2004.

Operational Discussion

Our primary sources of revenue consist of casino operations, room rentals, and food and beverage sales.  We generate approximately 70% of our net revenues from casino operations.  Casino revenue is derived primarily from patrons wagering on slot machines, table games and other gaming activities.  Table games generally include Blackjack or Twenty One, Craps, Baccarat and Roulette.  Other gaming activities include Keno, Poker and Race and Sports.  Casino revenue is defined as the win from gaming activities, computed as the difference between gaming wins and losses, not the total amounts wagered.  “Table game volume,” “table game drop” (terms which are used interchangeably), and “slot handle” are casino industry specific terms that are used to identify the amount wagered by patrons for a casino table game or slot machine, respectively. “Table game hold” and “slot hold” represent the percentage of the total amount wagered by patrons that the casino has won. Hold is derived by dividing the amount won by the casino by the amount wagered by patrons. Casino revenue is recognized at the end of each gaming day.

Room revenues are derived from rooms and suites rented to guests.  “Average daily rate” is an industry specific term used to define the average amount of revenue per rented room per day.  “Occupancy percentage” defines the total percentage of rooms occupied, and is computed by dividing the number of rooms occupied by the total number of rooms available.  Room revenue is recognized at the time the room is provided to the guest. We are focusing on, among other things, increasing the number of hotel room bookings via the internet.

Food and beverage revenues are derived from food and beverage sales in the food outlets of our casino/hotels, including restaurants, room service and banquets. Food and beverage revenue is recognized at the time the food and/or beverage is provided to the guest. Due to the addition of new food outlets, including future outlets currently being constructed, we expect food and beverage revenue to increase over time.

Other revenue is derived primarily from entertainment, retail and management fee services.  Like our room revenues and food and beverage revenues, these revenues are recognized at the time the service is provided.

Casino revenues vary from time to time due to general economic conditions, popularity of entertainment offerings, table game hold, slot hold, and occupancy rates in the hotels. Casino revenues also vary depending upon the amount of gaming activity as well as variations in the odds for different games of chance. We are also using technology, such as cashless wagering on slot machines, to increase revenues and/or decrease expenses. Casino revenues, room revenues, food and beverage revenues, and other revenues also vary due to general economic conditions and competition.

We believe that our operating results for the year ended December 31, 2003 reflect the impact of reduced consumer spending and, to a lesser extent, the military operations in Iraq which began in the first quarter of 2003 and the adverse impact on travel of periodic terrorist warnings from the United States government.  The Eastern Region was adversely impacted by the July 2003 opening of the first new casino resort in Atlantic City since 1990. In Northern Nevada and Laughlin, the continued negative impact of the expansion of Native American gaming in California and Arizona resulted in impairment charges at our Caesars Tahoe and Flamingo Laughlin properties. We are seeing indicators of economic improvement, and we expect a gradual recovery in consumer confidence and discretionary spending during 2004. Substantial economic issues still remain related to the economy, consumer confidence, and continued competition from the expansion of Native American gaming in California and the July 2003 opening of a new resort in Atlantic City.

We continue to closely examine our cost structure through our “Work Smart” cost reduction program. Since the program was started in 2002, we have reduced costs in targeted categories by about $89 million.  Those operational savings were offset by increased expenses in other areas such as gaming taxes, salaries, wages and benefits, and insurance costs.

Financial Strategy

In the past, collectively, our properties have generated substantial positive cash flow, and we expect that they will continue to generate positive cash flow for the foreseeable future. Our first priority for the use of that cash flow is to reinvest in our properties through the maintenance and enhancement of existing facilities, to add new amenities to those facilities, and to invest in new developments in new markets. Our second priority is to reduce our debt leverage by using the cash flow in excess of what is reinvested in our properties and new developments to pay down debt.  Our third priority for the use of cash flow is return of capital to shareholders, through share repurchases or dividends.  Only to the extent that we have sufficient excess cash flow after reinvestment in our properties and reduction of debt will we be able to make meaningful returns of capital to shareholders.

Results of Operations

On December 24, 2003, we entered into a definitive agreement to sell the Las Vegas Hilton.  This transaction was completed in June 2004. On September 27, 2004, we entered into a definitive agreement to sell certain assets and liabilities of the Atlantic City Hilton and Bally’s Tunica.  The results of these three properties are classified as discontinued operations in all periods presented. Amounts in the “Results of Operations” discussions below exclude the results of the Las Vegas Hilton, the Atlantic City Hilton and Bally’s Tunica.  We regularly evaluate all of our assets within our portfolio and have and will continue to consider dispositions of assets, which in our opinion, do not represent the best use of our capital.

Our results of operations include the following properties, owned by subsidiaries, whose operations are fully consolidated except as noted:

Western Region	Eastern Region	Mid-South Region	International Region
Caesars Palace	Bally’s Atlantic City	Grand Casino Biloxi	Casino Nova Scotia - Halifax
Paris Las Vegas	Caesars Atlantic City	Grand Casino Gulfport	Casino Nova Scotia - Sydney
Bally’s Las Vegas	Atlantic City Hilton (1)	Grand Casino Tunica	Conrad Punta del Este (3)
Flamingo Las Vegas	Dover Downs (2)	Sheraton Casino Hotel	Casino Windsor (4)
Caesars Tahoe		Bally’s Casino Tunica (1)	Caesars Gauteng (3)
Reno Hilton		Caesars Indiana	Conrad Jupiters (2)
Flamingo Laughlin		Bally’s Casino New Orleans	Conrad Treasury (2)
Las Vegas Hilton(1)			Caesars Palace at Sea

(1)                    The Company signed definitive agreements to sell these properties.  Their results have been classified as “Discontinued Operations” in the accompanying results of operations for all periods presented.

(2)                    These are properties from which our sole source of income is management fees.

(3)                    These are properties which we manage and in which we have a 50 percent or less ownership interest.  They are accounted for using the equity method.

(4)                    This is a property in which we own 50 percent of a company that manages the hotel/casino complex and our investment in that management company is accounted for under the equity method.

The following discussion presents an analysis of our results of operations for the years ended December 31, 2003, 2002, and 2001. As we discuss below, several non-routine items were incurred in all years presented which make comparisons difficult to prior years, including asset and goodwill impairments, pending asset sales and contract and litigation settlements.

Comparison of December 31, 2003 with December 31, 2002

A summary of our consolidated net revenue and earnings for the years ended December 31, 2003 and 2002 is as follows (dollars in millions, except per share amounts):

	2003	2002
Net revenue	$4,095	$4,080
Operating income	407	517
Income from continuing operations before cumulative effect of accounting change	34	140
Cumulative effect of accounting change – goodwill	—	(979)
Net income (loss)	46	(824)
Basic and Diluted earnings per share from continuing operations before cumulative effect of accounting change	0.11	0.46
Basic earnings (loss) per share	0.15	(2.74)
Diluted earnings (loss) per share	0.15	(2.71)

We recorded income from continuing operations before a cumulative effect of accounting change of $34 million and diluted earnings per share from continuing operations before a cumulative effect of accounting change of $0.11 for the year ended December 31, 2003 which compares to $140 million and $0.46 for the year ended December 31, 2002.  With the adoption of Statement of Financial Accounting Standards (SFAS) No. 142, “Goodwill and Other Intangible Assets” we recognized an impairment charge of $979 million as a cumulative effect of an accounting change in the first quarter of 2002 (See Note 4 to the Consolidated Financial Statements for additional information). Including discontinued operations and this cumulative effect of accounting change, we reported net income of $46 million and diluted earnings per share of $0.15 for 2003 compared to a net loss of $824 million or a diluted loss per share of $2.71 for 2002.

For the year ended December 31, 2003, our results include non-cash charges totaling $127 million which represented an $89 million write down of the assets of Flamingo Laughlin pursuant to SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” and a $38 million goodwill impairment at Caesars Tahoe resulting from our annual test of goodwill pursuant to SFAS No. 142.  Both write downs are the result of declining operating results at those properties, as well as expected lower future operating results, due to increased competition from Native American casinos in California and Arizona.

For the year ended December 31, 2002, our results include a $7.5 million charge related to the voluntary cancellation of an energy contract; $2.5 million in damage costs caused by tropical storms to our Gulf Coast properties; $9 million in costs related to settling employment agreements with our former chief executive officer, who resigned in November 2002; a $43 million charge for the buyout of our partner, Metro Riverboat Associates, settlement of all outstanding litigation involving the partnership and the revaluation of the Bally’s Casino New Orleans; and $4 million related to the settlement of litigation related to the failed agreement to sell the Las Vegas Hilton in 2000.  Additionally, in 2002 we recorded a gain of $44 million related to the sale of our equity interest in Jupiters Limited.

Casino

Consolidated casino revenues decreased two percent or $47 million to $2.885 billion for the year ended December 31, 2003, compared to $2.932 billion for the year ended December 31, 2002.  This decrease consisted of a $30 million decline in the Western Region and a $20 million decline in the Eastern Region.  Caesars Palace was the only property in the Western Region to record an increase in casino revenue compared to the prior year.  The increased table game and slot volumes at Caesars Palace were principally driven by additional guest traffic due to the 4,100-seat Colosseum and new food and beverage venues.  The revenue increase at Caesars Palace was achieved despite a one percentage point decline in the table game hold percentage in 2003 as compared to the prior year.  Paris/Bally’s recorded a decline in casino revenues of $34 million due to lower table game and slot volumes as well as a decline in the table game hold percentage of 1.8 percentage points.  This decline in volumes is a result of the temporary closing in the first quarter of 2003 of the monorail that ran between Bally’s Las Vegas and MGM Grand on the south end of the strip and our decision to consolidate high-end table game play at Caesars Palace. The monorail brought approximately 6,000 guests a day through Bally’s Las Vegas. A new and expanded monorail is expected to begin operations in March 2004.

In the Eastern Region, our casino revenue decline was attributable to increased competition added to that market during 2003. Several competitors have added new hotel rooms and casino space, and the Borgata, a new 2,000 room casino resort, opened in July 2003. The Borgata is the first new resort to open in the Atlantic City market since 1990. As a result of the capacity increases by others in the market, table game volumes were down in 2003 as compared to 2002.  The decreased table revenues due to volumes were slightly offset by an increase in table hold percentage in 2003.

Our consolidated casino operating margin decreased to 46.9 percent for the year ended December 31, 2003 compared to 48.1 percent for the year ended December 31, 2002. The decrease in casino margin was attributable to the decline in revenues noted above, an increase in gaming taxes at our Indiana property which went into effect July 2002, increase in certain other taxes in New Jersey and Nevada which went into effect in the second half of the year, and increased employee benefits costs across all regions.

Rooms

	Average Daily Rate		Occupancy Percentage
	Year ended		Year ended
	December 31,		December 31,
	2003	2002	2003	2002
Western Region	$95	$90	90%	90%
Eastern Region	$87	$87	96%	97%
Mid-South Region	$61	$60	88%	89%

Consolidated room revenues increased six percent or $27 million to $498 million for the year ended December 31, 2003 compared to $471 million recorded for the year ended December 31, 2002. This increase is attributable to the Western Region, especially our Las Vegas properties, where room revenues increased due to higher average daily rates.  The most significant improvements in room revenues were seen at Paris/Bally’s and Flamingo Las Vegas.

Our consolidated room operating margin for the year ended December 31, 2003 was 66.7 percent compared to 66.9 percent for the year ended December 31, 2002.  The decline is a result of increased employee benefits costs across all regions.

Food and Beverage

Consolidated food and beverage revenues increased $29 million to $437 million for the year ended December 31, 2003. This increase is attributable to increases at our Western Region properties.  The most significant increases were at our Las Vegas properties where we opened a new restaurant and nightclub and expanded our buffet at Paris/Bally’s, added two new food outlets at Caesars Palace, and added two new restaurants at Flamingo Las Vegas. Paris/Bally’s also experienced improvements in banquet revenue due to increased convention business compared to the prior year.

Our consolidated food and beverage operating margin decreased to 9.2 percent for the year ended December 31, 2003 compared to 11.5 percent in the prior year.  This decrease is due to an increase in salaries/wages and employee benefits especially at our Las Vegas properties due to new union contracts that became effective during 2003.  We also experienced a slight increase in our costs of sales.

Other

Consolidated other revenues include retail sales, entertainment sales, telephone, management fee income and other miscellaneous income at our casino/hotels.

Consolidated other revenues increased to $275 million for the year ended December 31, 2003, compared to $269 million for the year ended December 31, 2002.  The increase came primarily from Caesars Palace where entertainment offerings at the new Colosseum and business interruption income from the Forum Shops developer related to the expansion that is currently underway.

Consolidated other expenses include costs associated with selling, general, administrative, property operations, retail, entertainment, telephone and other miscellaneous costs at our casino hotels.  Consolidated other expenses increased $8 million for the year ended December 31, 2003 compared to the year ended December 31, 2002 due to increased salaries/wages and employee benefits costs as well as increases in other expenses such as insurance and real estate taxes.

Depreciation and Amortization

Consolidated depreciation and amortization expense decreased to $415 million for the year ended December 31, 2003 compared to $422 million for comparable period of 2002. Depreciation expense for the current year decreased due to certain short lived assets becoming fully depreciated before being replaced.

This was especially true at our Caesars Indiana property which celebrated its 5 year anniversary in 2003.  The asset write down at the Flamingo Laughlin also contributed approximately $1 million to this decrease.

Impairment Losses and Other

Due to the continued proliferation of Native American gaming in Arizona and Southern California, the Laughlin, Nevada market has suffered substantially increased competition. Because of the increased competition, Flamingo Laughlin has experienced a decline in its operating results. In accordance with SFAS No. 144, due to this decline in operations and lower future expectations, we determined the carrying value of Flamingo Laughlin’s long-lived assets exceeded their fair market value.

We engaged an independent company to assist in determining the fair value of the Flamingo Laughlin’s long-lived assets. The fair value was determined by a combination of a discounted cash flow model, a guideline company method, and similar transaction method. Based on this analysis, the carrying value of the long-lived assets exceeded the fair value by $89 million.  Accordingly, an impairment loss was recognized during the year ended December 31, 2003.

During the fourth quarter of 2003, we completed the annual impairment testing of goodwill and indefinite-lived intangible assets in accordance with SFAS No. 142. The Company engaged an independent company to assist in the valuation of properties with a significant amount of assigned goodwill.  The fair value of the operating entities was determined using a combination of a discounted cash flow model, a guideline company method using valuation multiples and similar transaction method.  Based on this analysis, we recorded a goodwill impairment charge of $38 million at Caesars Tahoe in the fourth quarter of 2003.  The impairment resulted from a decline in operations at Caesars Tahoe, as well as lower future expectations attributable to the increased competition from Native American gaming in Northern California.  Competition from these Native American properties increased significantly with the opening of a new casino hotel in 2003 near Sacramento, California, which is a primary feeder market for Caesars Tahoe.

For the year ended December 31, 2002, impairment losses and other consisted of several charges. We recognized a $7.5 million charge related to the voluntary termination of an energy contract with Enron Corporation.  Tropical storms in the Gulf Coast caused $2.5 million in damage to the Grand Biloxi and Grand Gulfport properties.  The losses did not exceed the deductibles under our various insurance policies. During 2002, our then President and Chief Executive Officer resigned. In fulfillment of obligations outlined in this executive’s employment contract, which was scheduled to expire in December 2005, we recognized a charge of approximately $9 million for salary and bonus commitments and certain other benefits.

We also settled certain litigation regarding the Belle of Orleans, L.L.C. (the “Belle”). The settlement provided for a cash payment of $21 million by our subsidiary, Bally’s Louisiana, Inc., to purchase the equity of the Belle which it did not own and to dismiss all of the litigation with prejudice. In connection with this transaction, we recorded a $43 million charge in the fourth quarter of 2002 for the buyout of our partner, Metro Riverboat Associates, the settlement of all outstanding litigation involving the partnership and the revaluation of the Bally’s Casino New Orleans. On February 5, 2003, the settlement and transfer were approved by the Louisiana Gaming Control Board. The transaction was completed in February 2003.

In July 2000, we entered into an agreement to sell the Las Vegas Hilton to Las Vegas Convention Hotel, LLC, which transaction was not completed on the date set for closing. Each party filed various complaints against the other due to the failure to close the transaction.  In February 2003, the parties agreed to settle in their entirety all matters which were the subject of such litigation. Pursuant to the settlement agreement, we returned all deposits made by Las Vegas Convention Hotel, LLC and recorded a $4 million charge in the fourth quarter of 2002 related to this settlement.

Corporate Expense

Corporate expense increased $2 million to $36 million for the year ended December 31, 2003 due to costs associated with our pursuits of new development opportunities as well as increased legal costs.

Equity in Earnings of Unconsolidated Affiliates

Equity in earnings of unconsolidated affiliates decreased $4 million to $19 million for the year ended December 31, 2003 compared to $23 million in the prior year. This decrease is largely due to the sale of our equity interest in Jupiters Limited in April 2002.

Net Interest Expense

Consolidated net interest expense decreased $15 million to $307 million for the year ended December 31, 2003 compared to the year ended December 31, 2002.  The decrease in net interest expense was due to a decline in the rates paid on variable-rate debt which is based on LIBOR and a reduction in average long-term debt outstanding. Our average interest rates for our variable-rate debt were 3.2% and 3.7% for the years ending December 31, 2003 and 2002, respectively. Our cost of borrowing has declined relative to last year due to lower short term borrowing rates and interest rate swaps we executed in the second half of 2003.  These swaps converted a portion of our fixed rate debt to variable rate debt.  During 2003, we reduced our total debt balance by $293 million. Capitalized interest for the years ended December 31, 2003 and 2002 was $5 million and $9 million, respectively.

Investment Gain (Loss)

In April 2002, we sold our 19.9 percent equity interest in Jupiters Limited, received total gross proceeds of approximately $120 million and recorded an investment gain of $44 million. Although we have sold our equity interest in Jupiters Limited, we continue to manage Jupiters’ two Queensland casino hotels.

Income Taxes

Our effective income tax rate for the year ended December 31, 2003 was 63.0 percent compared to 38.5 percent in the prior year.  In 2003, our effective rate increased due mainly to the write-down of goodwill that is nondeductible for tax purposes and proportionally higher New Jersey state income taxes.  For 2002, our effective income tax rate was favorably impacted by an effective rate lower than the statutory rate on the gain from the sale of our equity interest in Jupiters Limited.  Our effective income tax rate is determined by the level and composition of pretax income subject to varying federal, foreign, state, and local taxes.

Comparison of December 31, 2002 with December 31, 2001

A summary of our consolidated net revenue and earnings for the years ended December 31, 2002 and 2001 is as follows (dollars in millions, except per share amounts):

	2002	2001
Net revenue	$4,080	$3,987
Operating income	517	489
Income from continuing operations before cumulative effect of accounting change	140	51
Cumulative effect of accounting change – goodwill	(979)	—
Net loss	(824)	(24)
Basic and diluted earnings per share from continuing operations before cumulative effect of accounting change	0.46	0.17
Basic loss per share	(2.74)	(0.08)
Diluted loss per share	(2.71)	(0.08)

We recorded income from continuing operations before a cumulative effect of accounting change of $140 million and diluted earnings per share from continuing operations before a cumulative effect of accounting change of $0.46 for the year ended December 31, 2002 which compares to $51 million and a diluted earnings per share of $0.17 for the year ended December 31, 2001.  With the adoption of SFAS No. 142, “Goodwill and Other Intangible Assets,” we recognized an impairment charge of $979 million as a cumulative effect of an accounting change in the first quarter of 2002 (See Note 4 to the Consolidated Financial Statements for additional information). In 2001, we recognized an impairment loss on the Las Vegas Hilton totaling $124 million which is shown in discontinued operations due to the held for sale designation of that property (See Note 3 to the Consolidated Financial Statements for additional information). Including the discontinued operations and the cumulative effect of accounting change, we reported a net loss of $824 million or a diluted loss per share of $2.71 for the year ended December 31, 2002 and a net loss of $24 million or a diluted loss per share of $0.08 for the year ended December 31, 2001.  The year ended December 31, 2002 also includes a $7.5 million charge related to the voluntary termination of an energy contract with Enron Corporation; $2.5 million in damage costs caused by tropical storms to our Gulf Coast properties; $9 million in costs related to settling employment agreements with our former chief executive officer, who resigned in November 2002; a $43 million charge for the buyout of our partner, Metro Riverboat Associates, settlement of all outstanding litigation involving the partnership and the revaluation of the Bally’s Casino New Orleans; and $4 million related to the settlement of litigation related to the failed agreement to sell the Las Vegas Hilton in 2000.  We also recorded a gain of $44 million related to the sale of our equity interest in Jupiters Limited in 2002.  For the year ended December 31, 2001, results from continuing operations were negatively impacted by write-downs totaling $51 million associated the loss on sale of the Flamingo Reno and the write-down of our investment in the Aladdin Gaming Holdings, LLC senior discount notes.  In addition, 2001 revenues declined significantly from year 2000 levels due to the impact on travel and leisure spending resulting from the events of September 11, 2001.

Our adoption of SFAS No. 142, on January 1, 2002, requires that we no longer amortize goodwill.  Results for the year ended December 31, 2001 include $50 million of goodwill amortization, which includes $4 million related to discontinued operations.  For comparative purposes, the net income for the year ended December 31, 2001 would have been $26 million, or diluted earnings per share of $0.09, excluding this goodwill amortization.

Casino

Consolidated casino revenues increased $77 million to $2.932 billion for the year ended December 31, 2002, compared to $2.855 billion for the year ended December 31, 2001.  The Mid-South Region contributed $49 million of this increase primarily due to increased revenues at Caesars Indiana.  The revenue increase at Caesars Indiana is due to increased volume in tables and slots related to the initiation of dockside gaming on August 1, 2002, and the benefit of the 500-room luxury hotel which opened in August 2001. The Eastern Region had a $98 million increase in casino revenues over the prior year due to increased slot and table win at Bally’s Atlantic City and Caesars Atlantic City.  The Eastern Region results were also favorably impacted by having a full year of operations of the Claridge Casino which we acquired in June 2001. Those increases were offset by a $68 million decrease in casino revenue in the Western Region. This decline principally relates to reduced table and slot volumes at Caesars Palace, which continues to be negatively impacted by construction disruptions. The elimination of the revenues from the Flamingo Reno, which was sold in the fourth quarter of 2001, represented $22 million of the reduction of casino revenues for the Western Region in 2002.

Our consolidated casino operating margin increased to 48.1 percent for the year ended December 31, 2002 compared to 46.6 percent for the year ended December 31, 2001.  The increase in casino margin was primarily attributable to our cost reduction program as well as the negative effects of September 11, 2001 on the prior year results.

Rooms

	Average Daily Rate		Occupancy Percentage
	Year ended		Year ended
	December 31,		December 31,
	2002	2001	2002	2001
Western Region	$90	$90	90%	90%
Eastern Region	$87	$93	97%	97%
Mid-South Region	$60	$59	89%	90%

Consolidated room revenues increased $4 million to $471 million for the year ended December 31, 2002 compared to $467 million recorded for the year ended December 31, 2001. The increase is attributable to the Mid-South Region where additional room revenues from Caesars Indiana, which opened its hotel in August 2001, offset a decrease in the Western Region.  Room revenues in the Western Region decreased due to the disposition of the Flamingo Reno in the fourth quarter of 2001 which was partially offset by the increased room revenue at Paris Las Vegas and Bally’s Las Vegas.

Our consolidated room operating margin for the year ended December 31, 2002 was 66.9 percent compared to 67.0 percent for the year ended December 31, 2001.

Food and Beverage

Consolidated food and beverage revenues increased $17 million to $408 million for the year ended December 31, 2002.  The increase is attributable to a $10 million increase in the Western Region, a $3 million increase in the Eastern Region, and a $4 million increase in the Mid-South Region.  The Western Region experienced increased revenue compared to the prior year which included the negative effects of the events of September 11, 2001.  The Eastern Region increase is primarily attributable to the inclusion of a full year of Claridge Casino operations. In the Mid-South region, Caesars Indiana increased its food and beverage revenues by $3 million, a 32.2 percent increase over the prior year due to increased guest volumes and convention sales as a result of dockside gaming and the opening of its hotel.

Other

Consolidated other revenues include retail sales, entertainment sales, telephone, management fee income and other miscellaneous income at our casino/hotels.

Consolidated other revenues decreased $5 million to $269 million for the year ended December 31, 2002 as compared to $274 million for the year ended December 31, 2001.  The decrease is due to decreased revenues at Caesars Palace, the disposition of the Flamingo Reno in the fourth quarter of 2001, and reduced management fee income at the Conrad Punta del Este Resort and Casino in Uruguay.  Those decreases were offset by an increase in entertainment revenues at Paris Las Vegas and Bally’s Las Vegas.

Consolidated other expenses include costs associated with selling, general, administrative, property operations, retail, entertainment, telephone and other miscellaneous costs at our casino hotels.  Consolidated other expenses increased $21 million for the year ended December 31, 2002 compared to the year ended December 31, 2001.  The increase for the year ended December 31, 2002 was mainly attributable to a full year of operations of the Claridge Casino, as well as increases in other expenses such as insurance and real estate taxes.

Depreciation and Amortization

Consolidated depreciation and amortization expense decreased to $422 million for the year ended December 31, 2002 compared to $457 million for comparable period of 2001. This decrease is attributable to goodwill amortization from continuing operations of $46 million for the year ended December 31, 2001, that we no longer recognize in accordance with SFAS No. 142.

Impairment Losses and Other

For the year ended December 31, 2002, impairment losses and other consisted of several charges. We recognized a $7.5 million charge related to the voluntary termination of an energy contract with Enron Corporation. Tropical storms in the Gulf Coast caused $2.5 million in damage to the Grand Biloxi and Grand Gulfport properties. The losses did not exceed the deductibles under our various insurance policies. During 2002, our then President and Chief Executive Officer resigned. In fulfillment of obligations outlined in this executive’s employment contract, which was scheduled to expire in December 2005, we recognized a charge of approximately $9 million for salary and bonus commitments and certain other benefits.

We also settled certain litigation regarding the Belle of Orleans, L.L.C. (the “Belle”). The settlement provided for a cash payment of $21 million by our subsidiary, Bally’s Louisiana, Inc., to purchase the equity of the Belle which it did not own and to dismiss all of the litigation with prejudice. In connection with this transaction, we recorded a $43 million charge in the fourth quarter of 2002 for the buyout of our partner, Metro Riverboat Associates, the settlement of all outstanding litigation involving the partnership and the revaluation of the Bally’s Casino New Orleans. On February 5, 2003, the settlement and transfer were approved by the Louisiana Gaming Control Board. The transaction was completed in February 2003.

In July 2000, we entered into an agreement to sell the Las Vegas Hilton to Las Vegas Convention Hotel, LLC, which transaction was not completed on the date set for closing. Each party filed various complaints against the other due to the failure to close the transaction.  In February 2003, the parties agreed to settle in their entirety all matters which were the subject of such litigation. Pursuant to the settlement agreement, we returned all deposits made by Las Vegas Convention Hotel, LLC and recorded a $4 million charge in the fourth quarter of 2002 related to this settlement.

In October 2001, we entered into an agreement to sell the Flamingo Reno. The sale was completed in December 2001. As a result of the sale agreement, a $19 million loss was recognized in the third quarter of 2001. The loss includes the write-down of the assets to be sold and employee termination and other incremental costs of closing the property, net of the sales price.

Corporate Expense

Corporate expense increased $6 million to $34 million for the year ended December 31, 2002 due to the addition of programs and key personnel in the E-commerce, public relations, human resources and development departments.

Equity in Earnings of Unconsolidated Affiliates

The decrease in equity in earnings of unconsolidated affiliates for the year ended December 31, 2002, primarily relates to the sale of our equity interest in Jupiters Limited in April 2002. For the year ended December 31, 2001, we recognized $13 million in equity in earnings from Jupiters Limited as compared to $6 million in equity in earnings from Jupiters Limited during 2002 up to the date of the sale in April 2002.  In addition, Casino Windsor and Conrad Punta del Este Resort and Casino experienced significantly reduced volumes in both table and slot play. Casino Windsor continues to be negatively affected by competition from the casinos in Detroit as well as by a decline in cross-border traffic that began after September 11, 2001. The Punta del Este property has been affected by the economic decline in Argentina and Brazil, from which the property draws most of its customers.

Net Interest Expense

Consolidated net interest expense decreased $34 million to $322 million for the year ended December 31, 2002 compared to the year ended December 31, 2001.  The decrease in net interest expense was due to a decline in the rates paid on variable-rate debt which is based on LIBOR and a reduction in average long-term debt outstanding. During 2002, we reduced our total debt balance by $398 million. Capitalized interest for the years ended December 31, 2002 and 2001 was $9 million and $13 million, respectively.

Investment Gain (Loss)

In April 2002, we sold our 19.9 percent equity interest in Jupiters Limited, received total gross proceeds of approximately $120 million and recorded an investment gain of $44 million. Although we have sold our equity interest in Jupiters Limited, we continue to manage Jupiters’ two Queensland casino hotels.

During 2001, we recognized impairment losses on investments totaling $32 million primarily related to senior discount notes of Aladdin Gaming Holdings, LLC.

Income Taxes

The effective income tax rate for the year ended December 31, 2002 was 38.5 percent.  Our effective income tax rate was favorably impacted by an effective rate lower than the statutory rate on the gain from the sale of our equity interest in Jupiters Limited and goodwill no longer being amortized in accordance with SFAS No. 142.  The effective income tax rate for the year ended December 31, 2001 was 47.5 percent. The higher effective tax rate in 2001 was due to the non-deductible amortization of goodwill. Our effective income tax rate is determined by the level and composition of pretax income subject to varying federal, foreign, state, and local taxes.

Loss from Discontinued Operations, Net of Taxes

The significant loss from discontinued operations in 2001 relates to an impairment loss on the Las Vegas Hilton totaling $124 million, offset by income from discontinued operations from the Atlantic City Hilton and Bally’s Tunica.  As noted earlier, we entered into an agreement to sell the Las Vegas Hilton on December 24, 2003, which was subsequently completed in June 2004.  On September 27, 2004, we entered into a definitive agreement to sell certain assets and liabilities of the Atlantic City Hilton and Bally’s Tunica.  Accordingly, we have classified the operating results of these three properties as discontinued operations for all periods presented.

Financial Condition

Liquidity

We define liquidity as the ability to meet the daily cash requirements of our business and to satisfy known financial commitments. We believe we have adequate liquidity to meet our daily cash requirements and our known financial commitments.

Our principal source of cash generation is the profitable operation of our properties. The ongoing profitable operations of our properties could potentially be affected by a downturn in the economy, increase in revenue or wagering taxes, acts of terrorism, war or other factors. See “Factors that May Affect Future Results” for a discussion of these factors. Net cash provided by operating activities of continuing operations was $575 million in 2003 and $650 million in 2002. In addition to cash from operations, cash is available to us under our various credit facilities which are described below. We had availability under our credit facilities of $1.061 billion at December 31, 2003, subject to continuing compliance with existing covenant restrictions. We have also been able to access the capital markets from time to time as an alternative to borrowing cash under our credit facilities. To the extent that we were not in compliance with the covenants in our credit facilities, we would be unable to draw on those facilities. Further, to the extent that conditions in the capital markets were not favorable, we may be unable to raise money on advantageous terms or, in extreme circumstances, on any terms. Finally, we hold cash and cash equivalents in bank accounts and in our casino operations. As of December 31, 2003, we had cash and cash equivalents of $298 million, which is primarily cash in our casinos used to fund our daily operations.

Our principal uses of cash are capital spending, described in detail below. New investments and capital spending, excluding the Las Vegas Hilton, Atlantic City Hilton and Bally’s Tunica, which are classified as discontinued operations, were $370 million, $374 million, and $438 million for 2003, 2002, and 2001, respectively. To the extent that cash flow from operations has been greater than the amounts invested in capital expenditures, the excess has been used to pay down debt and repurchase shares. Total indebtedness was reduced by $293 million, $398 million, and $90 million in 2003, 2002 and 2001, respectively. The cost of shares repurchased in 2003, 2002 and 2001 was $0 million, $18 million, and $59 million, respectively.

From time to time, we may dispose of certain of our properties or other assets. The proceeds from such sales have been used to reduce indebtedness. Investing cash flow activities for 2002 include the gain on sale of our 19.9 percent equity interest in Jupiters Limited. In December 2003, we announced an agreement to sell the Las Vegas Hilton. This transaction closed in June 2004 and the net proceeds were used to reduce indebtedness.

Capital Spending

We classify our capital spending into three categories: maintenance capital, new unit capital and investments. Maintenance capital investments are replacements or upgrades of existing assets which are done to maintain their good condition and competitiveness. Examples of maintenance capital expenditures are the periodic replacement of slot machines and related fixtures on our casino floors and the renovation of rooms and public spaces in our casino hotels. New unit capital investments are those made to add new facilities to our existing properties or which add new properties to our portfolio. Examples of new unit investments are The Colosseum at Caesars Palace and the Gateway at Bally’s Atlantic City. Investments are contributions of cash (or other assets) to entities that are related to our business but which are controlled with or by others. Examples of investments are our interest in the entity that owns the Margaritaville Café at the Flamingo Las Vegas, our investment in the Las Vegas Monorail Company and our investments in our Native American projects.

The following table presents capital spending by category, excluding discontinued operations, for the last three fiscal years (amounts in millions).

	2003	2002	2001
Maintenance capital	$221	$216	$231
New unit capital	108	144	199
Investments	41	14	8
	$370	$374	$438

For 2004, we have a budget to spend $692 million in capital expenditures. This amount is significantly higher than amounts expended in the previous three years, and it is possible that some portion of the $692 million will not be spent until 2005.

We plan to spend $298 million on maintenance projects in 2004. Significant maintenance projects in 2004 include the continuation of our conversion to “ticket-in, ticket-out” slot machines across our domestic portfolio; the renovation of rooms and public spaces at our Flamingo Las Vegas, Bally’s Las Vegas and Bally’s Atlantic City properties; and upgrades and replacements to computer equipment. Our 2004 maintenance budget also includes approximately $24 million of investments in new infrastructure designed to reduce energy utilization.

In 2004, our growth capital budget totals $313 million. Of this, $196 million relates to the tower and meeting space addition at Caesars Palace. Other significant planned expenditures in 2004 are $41 million for the garage at Caesars in Atlantic City; $21 million for an outdoor plaza project at Caesars Palace; $25 million for several other new projects at Caesars Palace; and $15 million for a connecting skybridge and other renovations at Caesars Atlantic City in anticipation of the opening of the Pier at Caesars.

The 2004 budget for investments is $81 million. The largest components of this are $55 million for the Mohawk project; $10 million for the Pauma-Yuima Band of Luiseño Mission Indians project; and $10 million related to the joint development (with a partner) of a new entertainment show at Paris Las Vegas.

Selected New Projects

New Tower at Caesars Palace

In 2003, we announced plans for a new 949-room, 26-story luxury hotel tower as the latest project in the ongoing program to renovate Caesars Palace. The hotel tower addition also includes adding a fourth swimming pool, the upgrading and expansion of existing hotel registration areas, a VIP lounge, wedding chapels, new retail space, and new dining and restaurant facilities. The hotel tower will be the centerpiece of a $376 million expansion that includes additional convention and meeting facilities and related enhancements. Completion of the hotel tower is scheduled for the second half of 2005.

Atlantic City Parking Garage

In 2003, we announced plans to construct a parking garage adjacent to Caesars Atlantic City. The new $75 million parking garage, designed to meet the demand for additional parking, will be located near the center of the historic Boardwalk. Construction on the parking garage began in early 2004, with completion targeted for the second quarter of 2005.

Forum Shops at Caesars Palace and The Pier at Caesars Atlantic City

At Caesars Palace, the expansion of the Forum Shops continues. This project is being developed and financed by the Simon Property Group. The expansion is scheduled to open by the end of 2004 which will add 175,000 square feet to the 500,000 square foot mall adjacent to Caesars Palace and feature new tenants.

At Caesars Atlantic City the Gordon Group, has commenced construction on The Pier at Caesars Atlantic City, with an opening planned for the second half of 2005. This development will add 325,000 square feet of premium retail and restaurant space in front of Caesars Atlantic City and is being developed and financed by The Gordon Group. A bridge will directly connect this new attraction to the second floor of the Caesars Atlantic City casino.

Pauma-Yuima Band of Luiseño Mission Indians

In September 2003, we announced that the Pauma-Yuima Band of Luiseño Mission Indians has selected us to exclusively negotiate agreements to develop and manage a Caesars-branded casino on tribal lands in Pauma Valley in Southern California on California Highway 76, off Interstate 15, just south of Temecula, California. This exclusive right expires in March 2004. The location will be easily accessible for millions of people living in the greater Los Angeles and San Diego areas. Those agreements must be executed before construction can begin, and the management contract, which we estimate will be for a term of seven years, is subject to approval by the National Indian Gaming Commission (the “NIGC”) and other regulators. Preliminary plans call for a hotel and casino complex, with more than 100,000 square feet of gaming space. The casino could open as early as 2005.

Big Sandy Band of Western Mono Indians

In January 2004, we reached a preliminary agreement with the Big Sandy Band of Western Mono Indians to develop and manage a casino resort on tribal lands near Fresno, California. Preliminary plans for the project call for development of a casino resort on more than 215 acres 10 miles northeast of Fresno in the San Joaquin Valley in Central California. Included in the acreage is a 40-acre parcel of tribal land where the gaming portion of the facility will be located. The casino resort would become the second to directly serve the Fresno metropolitan area which has a population of approximately 1.2 million. The casino property would initially include 250 to 300 hotel rooms, more than 75,000 square feet of gaming space, at least 2,000 slot machines, approximately 20 gaming tables, restaurants, retail shops, and meeting and entertainment facilities. The Big Sandy Tribe currently operates the Mono Wind Casino in Auberry, California, about 15 miles northeast from the site of the proposed casino project.

A management agreement for the casino resort, which we estimate will be for a term not greater than seven years, requires the approval of the NIGC. In addition, the Big Sandy Tribe would have to amend its existing compact with the State of California, or negotiate a new compact for the new casino project. The project also is dependent on other regulatory approvals and contingencies.

Saint Regis Mohawk Tribe

We entered into an agreement in April 2000 with the Saint Regis Mohawk Tribe (the “Tribe”) in Hogansburg, New York in which we paid $3 million for the exclusive rights to develop a Class II or Class III casino project with the Tribe in the State of New York. In November 2001, the parties entered into a definitive management agreement for the Company to manage a casino to be located at Kutsher’s Country Club in Thompson, New York, which agreement was subject to the approval of the NIGC. The NIGC gave comments to the Tribe and the Company regarding the management agreement’s conformity with federal laws, regulations and policies pertaining to such agreements. As a result of these comments and in order to further the approval process of the NIGC, the Company and the Tribe entered into on November 10, 2003, a First Amended and Restated Management Agreement and a First Amended and Restated Development Agreement (the “Amended Agreements”). The Amended Agreements provide, among other things, that the Company will manage the casino for seven years for a management fee equal to 30 percent of Net Total Revenue, as defined, and that the exclusive right for casino development in the State of New York has been modified to provide for mutual non-compete protections within a 125 mile zone from the Sullivan County location. The term of the Amended Agreements is seven years from the commencement of casino operations. Additionally, we will receive a development fee of $15 million for its services in developing and constructing the casino facility and the Tribe will assume the funding of the parking garage construction, which is estimated to cost approximately $40 million. The Amended Agreements are subject to final approval by the NIGC.

We have entered into a definitive agreement, as amended, to acquire approximately 66 acres of the Kutsher’s Resort Hotel and Country Club in Sullivan County, New York, for approximately $10 million, with an option to purchase the remaining 1,400 acres for $40 million. Upon approval of the Bureau of Indian Affairs (the “BIA”), the 66 acre parcel will be transferred to be held in trust for the Saint Regis Mohawk Tribe.

All of the agreements and plans relating to the development and management of this project are contingent upon various regulatory and governmental approvals, including execution of a compact between the Saint Regis Mohawk Tribe and the State of New York, and receipt of approvals from the BIA, NIGC and local planning and zoning boards. There is no guarantee that the requisite regulatory approvals will be received.

Other

From time to time we become aware of potential acquisition or development opportunities and we may at any time be negotiating to engage in transactions or developments both domestically and internationally. Additionally, we regularly evaluate all of our assets within our portfolio and have and will continue to consider disposition of assets that, in our opinion, do not represent the best use of our capital.

We believe that our cash flow from operations, together with cash on hand and availability under our various credit facilities, will be adequate to fund our capital spending that we are reasonably likely to make over the foreseeable future. To the extent that our cash flow from operations is less than we anticipate or that our various credit instruments are not extended or renewed in adequate amounts, we may be required to reduce or suspend our capital spending activities.

Borrowings

At December 31, 2003, we had approximately $4.6 billion in long-term indebtedness outstanding. Of this amount, approximately $3.5 billion is borrowed under nine separate bond issues maturing at various dates from July 2004 to May 2013. The remaining $1.1 billion is drawn under our Credit Facilities.

We have two principal credit facilities, collectively known as the “Credit Facilities.”  The first is a 364-day revolving facility expiring in August 2004, with total availability of approximately $493 million. At December 31, 2003, amounts borrowed under the 364-day revolving facility were $335 million. The second facility is a two-year extension of our five-year revolving facility which was terminated on December 19, 2003. The two-year extension will expire in December 2005. Maximum availability under this facility is approximately $1.741 billion, of which approximately $700 million is a term loan and the balance is a revolver. If prepaid, the availability of the term loan component is permanently reduced. Amounts paid down under the revolver may be reborrowed. At December 31, 2003, amounts borrowed under the term loan and the revolver were $696 million and $111 million, respectively.

The Credit Facilities contain financial covenants including a maximum leverage ratio (total debt divided by ebitda, as defined in the Credit Facilities) of 5.25 to 1.00 and a minimum interest coverage ratio (ebitda, as defined in the Credit Facilities, divided by interest expense) of 2.75 to 1.00 as of December 31, 2003. The maximum leverage ratio remains at 5.25 to 1.00 for the quarterly testing periods ending March 31, 2004 and June 30, 2004, and then adjusts to 5.00 to 1.00 for the quarterly testing periods ending September 30, 2004 through March 31, 2005, 4.75 to 1.00 for the quarterly testing period ending June 30, 2005, and 4.50 to 1.00 thereafter. The interest coverage ratio remains 2.75 to 1.00 for all quarterly testing periods. We are required to compute our actual leverage and interest coverage ratios on a rolling twelve-month basis as of the end of each calendar quarter. If we are not in compliance with the required covenant ratios, an event of default would occur, which if not cured, could cause the entire outstanding borrowings under the Credit Facilities to become immediately due and payable as well as trigger the cross default provisions of other debt issues. As of December 31, 2003, we were in compliance with the applicable covenants.

Borrowings under the Credit Facilities bear interest at a floating rate and may be obtained, at our option, as LIBOR advances for varying periods, or as base rate advances, each adjusted for an applicable margin (as further described in the Credit Facilities). We have historically borrowed using LIBOR advances and expect to continue doing so for the foreseeable future. We pay a margin over LIBOR which is a function of both our leverage ratio and our credit rating. This margin is adjusted quarterly. Prior to September 2003, our senior debt rating from Moody’s Investment Services was Bal and from Standard & Poor’s was BBB-. In September 2003, Standard & Poor’s announced its decision to lower our senior debt credit rating to BB+. As a result of this action, the Company’s effective all-in borrowing cost of LIBOR advances under the Credit Facilities increased to LIBOR plus 152.2 basis points from 127.5 basis points. As of December 31, 2003, our effective all-in borrowing cost of LIBOR advances under the Credit Facilities was LIBOR plus 152.5 basis points. The maximum all in borrowing costs for LIBOR loans is 1.75% under Credit Facilities plus or minus pre-determined discounts based on our leverage ratios. The weighted average interest rate on outstanding borrowings under the Credit Facilities was 2.48 percent at December 31, 2003 and 2.52 percent at December 31, 2002.

Currently our senior debt is rated Ba1 by Moody’s Investment Services and BB+ by Standard & Poor’s. If our debt rating was lowered by one level, the annual interest on our Credit Facilities would increase by approximately $4.8 million per year based on outstanding borrowings of $1.1 billion at December 31, 2003.

We have established a commercial paper program. To the extent that we incur debt under this program, we must maintain an equivalent amount of credit available under our Credit Facilities. We have not borrowed under this program since 2001.

In a program designed for short-term borrowings at lower interest rates than under our Credit Facilities, we have entered into an uncommitted line of credit with a lender whereby we can borrow up to $50 million for periods of ninety days or less. At December 31, 2003 and 2002, we had no borrowings outstanding under this agreement, which expires July 2004. Borrowings bear interest at current market rates. Interest rates on amounts borrowed under these agreements during the year 2003 ranged from 2.04 percent to 2.98 percent, and during 2002 the rates ranged from 2.35 percent to 3.10 percent.

In April 2003, we issued $300 million of 7.0 percent senior notes due 2013 through a private placement offering to institutional investors. These notes were subsequently exchanged for notes registered under the Securities Act of 1933, as amended. The notes are redeemable at any time prior to their maturity at the “Make Whole” premiums described in the indenture governing such notes. The notes are unsecured obligations, rank equal with our other senior indebtedness and are senior to all of our junior indebtedness.

In August 2003, our issue of $300 million 7.95 percent senior notes matured and were retired using borrowings under the Credit Facilities.

Our indebtedness contains certain customary affirmative and negative covenants and also contains customary events of default, including without limitation, payment defaults, breaches of representations and warranties, covenant defaults, certain events of bankruptcy and insolvency and cross defaults to other material indebtedness. At December 31, 2003, we were in compliance with all debt covenants.

In January 1999, we filed a shelf registration statement with the Securities and Exchange Commission registering up to $1 billion in debt or equity securities. The terms of any securities offered pursuant to the shelf registration will be determined by market conditions at the time of issuance. In November 1999, $400 million of 8.5 percent senior notes were issued and in September 2000, $400 million of 8.875 percent senior subordinated notes were issued under this shelf registration statement. Availability under the shelf registration statement at December 31, 2003 was approximately $200 million.

Interest Rate Swaps

Pursuant to our risk management policy, management may engage in actions to manage our interest rate risk position. During 2003, we entered into four interest rate swaps representing $300 million notional amount with members of our bank group to manage interest expense. The interest rate swaps have converted a portion of our fixed-rate debt to a floating rate (“fair value hedges”). Under the agreements, we receive a fixed interest rate of 7 percent and pay a variable interest rate based on a margin above LIBOR on the $300 million notional amount. The interest rate swaps mature in 2013. The net effect of the interest rate swaps resulted in a reduction in interest expense of $2 million for the year ended December 31, 2003.

These interest rate swaps meet the shortcut criteria under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” which permits the assumption of no ineffectiveness in the hedging relationship between the swap and the underlying hedged asset or liability. As such, there is no income statement impact from changes in the fair value of the hedging instruments. Instead, the fair value of the instrument is recorded as an asset or liability on our balance sheet with an offsetting adjustment to the carrying value of the related debt. In accordance with SFAS No. 133, we recorded other long-term assets of $2 million as of December 31, 2003, representing the fair value of the interest rate swaps and a corresponding increase in long-term debt, as these interest rate swaps are considered highly effective under the criteria established by SFAS No. 133.

Share Repurchases

Our Board of Directors has approved the repurchase of up to 40 million shares under a common stock repurchase program. We repurchased no shares during the year ended December 31, 2003. Cumulatively, through December 31, 2003, we had repurchased a total of 23.1 million shares of our common stock at an average price of $11.31 resulting in 16.9 million shares remaining available under the stock repurchase program. The amount and timing of any additional purchases will depend on market conditions and our financial position. We currently expect that excess free cash flow will be used primarily to reinvest in our properties and reduce debt outstanding.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have, or are reasonably likely to have, a current or future effect on our financial condition, changes in financial condition, revenue or expenses, results of operations, liquidity, capital expenditures or capital resources that is material. We have investments in joint ventures and other unconsolidated affiliates which are Caesars Gauteng, Conrad Punta del Este, Casino Windsor and the Margaritaville Café (collectively, “Joint Ventures”). Except for Conrad Punta del Este, we have not guaranteed financing related to any of the investments. We have guaranteed the repayment of a $5 million bank loan to Conrad Punta del Este, which we satisfied by providing a $5 million letter of credit. There are no other provisions in our agreements with the Joint Ventures that are unusual or subject us to risks different than if we retain full ownership of such entities. We have not entered into arrangements which cause us to have a retained or contingent interest in assets transferred to an unconsolidated entity. Currently, we have no guarantees, such as performance guarantees, keep-well agreements or indemnity agreements other than letters of credit, that are material to the Company and/or performance under the guarantee is likely to occur. As of December 31, 2003, we had outstanding letters of credit totaling approximately $52 million. We are not engaged in derivatives except for traditional interest rate swaps used to effectively convert fixed rate debt to variable rate debt.

Contractual Obligations and Commitments

We have various contractual obligations which we record as liabilities in our consolidated financial statements. We also enter into other purchase commitments and other executory contracts that are not recognized as liabilities until services are performed or goods are received. Additionally, we enter into contracts for goods and services such as food, inventory and entertainment. Such liabilities are recorded as liabilities when so incurred and we expect that such contracts will generate revenue in excess of such liabilities. However, such liabilities are not material to the Company as a whole. The following table summarizes our contractual obligations and other commitments as of December 31, 2003 (amounts in millions):

	Payments Due by Period
	Less than 1 Year	1 – 3 Years	3 – 5 Years	More than 5 Years	Total
Long-term debt	$1	$2,266	$900	$1,450	$4,617
Operating leases(1)	21	34	28	184	267
Other purchase obligations
Employment contracts	37	30	—	—	67
Capital expenditure commitments(2)	107	4	—	—	111
Other(3)	89	52	5	—	146
Other long-term obligations	—	2	2	8	12

(1) Future minimum lease commitments under noncancelable operating leases as of December 31, 2003, which related to our discontinued operations, were $1 million for 2004, 2005, 2006, and 2007.  These amounts are included in this table under operating leases.

(2) As noted in the “Selected New Projects” section, we are currently constructing a new hotel tower at Caesars Palace and a new parking garage at Caesars Atlantic City both of which will be completed in 2005. The combined budget for these projects was $451 million of which $11 million has been incurred as of December 31, 2003. The table above reflects commitments related to these projects of $61 million.

(3) Includes $58 million for open purchase orders in 2004.

Saint Regis Mohawk Tribe

As part of our planned development with the Saint Regis Mohawk Tribe we have entered into a definitive agreement, as amended, to acquire approximately 66 acres of the Kutsher’s Resort Hotel and Country Club in Sullivan County, New York, for approximately $10 million, with an option to purchase the remaining 1,400 acres for $40 million. Upon approval of the Bureau of Indian Affairs, we will be required to exercise this option and the 66 acre parcel will be transferred to be held in trust for the Saint Regis Mohawk Tribe. There are no amounts related to this project in the above table due to the uncertainty in the timing of payments.

Hilton Hotels Retirement Plan

Pursuant to the Employee Benefits and Other Employment Matters Allocation Agreement by and between Hilton Hotels Corporation and the Company dated as of December 31, 1998, the Company shall retain or assume, as applicable, all liabilities and excess assets, if any, related to the Hilton Hotels Retirement Plan based on the ratio of accrued benefits of Hilton employees and the Company’s employees. Based on this ratio the Company’s share of any benefit or obligations would be approximately 30 percent of the total. The Hilton Hotels Retirement Plan is a defined benefit plan that provides benefits based on years of service and compensation, as defined. Since December 31, 1996, employees have not accrued additional benefits under this plan. The plan is administered by Hilton Hotels Corporation. Hilton Hotels Corporation has informed the Company that as of December 31, 2003, the Plan benefit obligations exceed the fair value of the plan assets by $18 million; however, no contributions to the plan were required during 2003 and no contributions will be required for 2004.

Other

In addition to the items noted above, other significant uses of our cash include interest payments on our outstanding debt obligations, income taxes, and uncommitted capital expenditures. Cash paid for interest was $333 million and $338 million for 2003 and 2002, respectively.  Cash paid for taxes was $52 million and $73 million for 2003 and 2002, respectively. We expect our cash interest and tax payments to be similar to prior years. Our uncommitted capital expenditures plan was previously discussed under “Liquidity.”

Baluma Holdings, S.A.

Over the past several years, we have provided capital (in the form of loans) to Baluma Holdings, S.A. (“Holdings”), the ultimate parent of Baluma, S.A. (“Baluma,” the entity that owns the Conrad Punta del Este (the “Resort”), in Punta del Este, Uruguay). Two promissory notes (the “Baluma Loans”), aggregating $80 million in principal, matured on July 31, 2002. The principal, together with certain accrued and unpaid interest, was not repaid. The Baluma Loans are secured by a first priority lien on all the assets comprising the Resort and on the stock of Baluma.  Baluma is heavily indebted, and a restructuring of Baluma’s debt is needed.  In October 2003, the Board of Directors of Baluma agreed to restructure the indebtedness owed to us by exchanging the Baluma Loans together with accrued and unpaid interest for 7 percent convertible preferred stock of Baluma. Such restructuring is conditioned upon, among other things, holders of Baluma’s $50 million of publicly-traded subordinated notes agreeing to extend the maturity of such notes and certain other amendments. In addition, after the restructuring, we will have five of the seven seats on Baluma’s Board of Directors. We intend to continue to operate the Resort pursuant to the management agreement. If the restructuring occurs as proposed, we will have the ability to exercise significant influence over the management of Baluma, and accordingly would be required to consolidate Baluma’s results of operations. The proposed restructuring is expected to be completed in 2004.

The net amount of the Company’s investments in Baluma at December 31, 2003 and 2002 was $82 million and $85 million, respectively.

Regulation and Taxes

The gaming industry is highly regulated and we must adhere to various regulations and maintain our licenses to continue our operations. The ownership, management, and operation of gaming facilities are subject to extensive federal, state, provincial, tribal and/or local laws, rules, and regulations, which are administered by the relevant regulatory agency or agencies in each jurisdiction. These laws, rules, and regulations vary from jurisdiction to jurisdiction, but generally concern the responsibility, financial stability, and character of the owners and managers of gaming operations as well as persons financially interested or involved in gaming operations. The regulatory environment in any particular jurisdiction may change in the future and any such change could have a material adverse effect on our results of operations.

The gaming industry provides a significant source of tax revenue for the states, counties, and municipalities in which we operate. Occasionally, proposals are made by federal and state legislators to amend tax laws affecting the gaming industry. Changes in such laws, if any, would have a material effect on our results of operations.

The general economic downturn has increased the need for state and local governments to fund budget deficits in many of the states where we have operations. In partial response, several state legislatures, including Nevada and New Jersey, increased existing taxes and/or enacted new taxes on businesses operating within the state, and in some cases specifically targeted additional tax measures at hotel casinos during 2004. We cannot predict if or when new tax proposals will be enacted.

Critical Accounting Policies

A summary of our critical accounting policies can be found in Note 2 of the Notes to the Consolidated Financial Statements. Our preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. We regularly evaluate these estimates and assumptions. Significant among those estimates are the useful lives and potential impairment of long-term assets; the adequacy of our allowance for uncollectible receivables; and the amount of litigation and self-insurance reserves. These estimated amounts are based on our best judgments using both historical information and known trends in our company and in our industry. Because of the uncertainty inherent in any estimate, it is possible that the actual results could differ from the initial estimates, and the differences could be material. The policies and estimates discussed below are considered to be the most significant.

Long-Lived Assets

We have a significant amount of capital invested in our property and equipment which is stated at cost less accumulated depreciation. We use judgment in determining if or when assets have been impaired and the estimated useful lives of assets. The accuracy of these estimates affects whether or not an impairment exists, and the depreciation expense recognized in our results of operations. We assign lives to our assets based on our standard policy, which we believe represents the useful life of each category of asset. In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” the carrying values of our long-lived assets are reviewed when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Assets are grouped at the property level when estimating future cash flows for determining whether an asset has been impaired. Management assesses the possibility of an asset impairment by using the estimates of future cash flows which are affected by current operating results, trends and prospects, as well as the effect of obsolescence, demand, competition and other economic factors.

Our analysis of cash flows represents our best estimates at the time of the review. However, changes in these assumptions, due to actual market conditions that cause less favorable results than our estimates, may result in impairments in the future.

Goodwill and Other Intangible Assets

On January 1, 2002, we adopted SFAS No. 142, “Goodwill and Other Intangible Assets,” that requires an annual review of goodwill and other intangible assets for impairment. As of December 31, 2003 we have goodwill related to continuing operations of $700 million recorded on our balance sheet. We completed our implementation analysis and recorded an impairment charge in the first quarter of 2002. We also completed our annual review of impairment during the fourth quarter of 2003, and determined that goodwill at Caesars Tahoe had been further impaired. (See Note 2 to the Consolidated Financial Statements for additional information) The annual evaluation of goodwill requires the estimates of future operating results for each reporting unit to determine their estimated fair value. If these estimates change in the future due to operating results, trends, the effect of demand, competition or other economic factors, we may be required to record additional impairments.

Allowance for Doubtful Accounts

We allow for an estimated amount of receivables that may not be collected. We estimate our allowance for doubtful accounts using a specific formula applied to aged receivables as well as a specific review of large account balances. In determining specific reserves, historical experience is considered, as are customer relationships, aging of the balance, and the customer’s financial condition. While we believe that our current reserves are adequate and reasonable, changes in the economy or future terrorist activities could impact the ability of our customers to pay and additional reserves could be required.

Litigation Reserves

The Company assesses its exposures to loss contingencies including legal matters and provides for an exposure if it is judged to be probable and estimable.  If the actual loss from a contingency differs from management’s estimate, operating results would be impacted.

Self-insurance Reserves

We are self-insured for various levels of general liability, workers’ compensation, and employee medical insurance coverage. Insurance claims and reserves include accruals of estimated settlements for known claims, as well as accrued estimates of incurred but not reported claims. In estimating these costs, we consider our historical claims experience and make judgments about the expected levels of costs per claim. While we believe our current reserves are adequate and reasonable, changes in health care costs, accident frequency and severity and other factors can materially affect the estimate for these liabilities.

Loyalty Club Program

We offer to our guests the opportunity to earn points redeemable for cash and complimentary rooms and food and beverage based on their level of gaming and non-gaming activities while at our properties.  An accrual is recorded as points are earned based upon expected redemption rates and, in the case of complimentaries, the estimated cost of the complimentary to be provided. If our guests increase their redemption levels above what is currently expected based on historical trends, increases in our reserve would be required.

Income Taxes

We provide for income taxes on United States federal, state and foreign source income derived from activities in the jurisdictions in which we operate. As a matter of course, we are subject to examination by federal, state and foreign tax authorities. The Internal Revenue Service is currently examining our tax returns for the years ended December 31, 2001, 2000 and 1999. While we believe our tax return positions comply with applicable tax law, the Internal Revenue Service or other taxing authorities may assert that one or more of our tax return positions is inconsistent with the tax laws of their jurisdiction. If, as a result of any examination of our tax returns, a tax return position is ultimately not respected by an examining authority, we may be required to adjust our income tax liabilities and related tax provisions. As of December 31, 2003 we had deferred tax assets that totaled $233 million and deferred tax liabilities that totaled $1.1 billion. See Note 10 to the Consolidated Financial Statements.

Recently Issued Accounting Pronouncements

In May 2003, the Financial Accounting Standards Board (the “FASB”) issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity.”  SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity and requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances).  Many of those instruments were previously classified as equity. During 2003, we adopted SFAS No. 150 which did not have a material impact on our financial position or results of operations.

In December 2003, the FASB issued Interpretation No. 46 (“FIN 46R”), “Consolidation of Variable Interest Entities (revised December 2003),” clarifying FIN 46 and exempting certain entities from the provisions of FIN 46R. Generally, application of FIN 46R is required in financial statements of public entities that have interests in structures commonly referred to as special-purpose entities for periods ending after December 15, 2003, and, for other types of variable interest entities for periods ending after March 15, 2004. FIN 46R addresses the consolidation by business enterprises of variable interest entities that either: (1) do not have sufficient equity investment at risk to permit the entity to finance its activities without additional subordinated financial support, or (2) the company will hold a significant variable interest in, or have significant involvement with, an existing variable interest entity. The adoption of FIN 46R for provisions effective during 2003 did not have a material impact on our financial position or results of operations.

Item 15.  (a)(2)   Financial Statement Schedule.

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS(1)

(in millions)

Year ended December 31,	Balance at beginning of year	Charged to Costs and Expenses	Deductions	Balance at end of year

2001
Allowance for doubtful accounts	$91	$84	$73	$102
2002
Allowance for doubtful accounts	102	55	68	89
2003
Allowance for doubtful accounts	89	38	56	71

(1)  The table above excludes amounts related to the Las Vegas Hilton. Due to the pending sale of the Las Vegas Hilton their assets are classified as assets held for sale for all periods presented.